Exhibit 99.1

NEWS RELEASE	Contact:
Tim T. Esaki (808) 665-5480 tesaki@kapalua.com

MAUI LAND & PINEAPPLE REPORTS 3rd QUARTER 2015 RESULTS

KAPALUA RESORT, Hawaii, November 4, 2015 (BUSINESS WIRE) --

Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported income of $9.7 million, or $0.51 per share, for the third quarter of 2015, compared to a net loss of $0.7 million, or $(0.04) per share for the third quarter of 2014. The Company reported revenues of $14.5 million and $2.7 million during the third quarters of 2015 and 2014, respectively.

For the nine months ended September 30, 2015, the Company reported net income of $7.7 million, or $0.41 per share, compared to a net loss of $1.2 million, or $(0.07) per share, for the nine months ended September 30, 2014. The Company reported revenues of $20.0 million and $10.2 million during the nine months ended September 30, 2015 and 2014, respectively.

In September 2015, the Company sold the 25-acre Kapalua Golf Academy parcel and related facilities for $12.0 million. The sale resulted in a gain of approximately $10.5 million.

In May 2014, the Company sold a 4-acre parcel and building that serves as the maintenance facility for the Kapalua Plantation Golf Course for $2.3 million. The sale resulted in a gain of $1.5 million.

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our 3rd quarter 2015 operating results will be available on our Form 10-Q filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, commercial, and industrial real estate. The Company owns approximately 23,000 acres of land on Maui and manages properties, utilities, and a nature preserve at the Kapalua Resort.

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MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended September 30,
	2015	2014
	(in thousands except per share amounts)

OPERATING REVENUES
Real estate
Sales	$12,000	$-
Commissions	54	249
Leasing	1,311	1,246
Utilities	785	924
Resort amenities and other	330	320
Total operating revenues	14,480	2,739

OPERATING COSTS AND EXPENSES
Real estate
Cost of sales	1,487	-
Other	129	355
Leasing	456	547
Utilities	579	600
Resort amenities and other	207	219
General and administrative	609	556
Share-based compensation	52	30
Depreciation	491	573
Pension and other postretirement expenses	76	10
Total operating costs and expenses	4,086	2,890

OPERATING INCOME (LOSS)	10,394	(151)

Interest expense	(731)	(598)

NET INCOME (LOSS)	$9,663	$(749)
Pension, net of income taxes of $0	210	163

COMPREHENSIVE INCOME (LOSS)	$9,873	$(586)

NET INCOME (LOSS) PER COMMON SHARE
--BASIC AND DILUTED	$0.51	$(0.04)

MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

	Nine Months Ended September 30,
	2015	2014
	(in thousands except per share amounts)
OPERATING REVENUES
Real estate
Sales	$12,000	$2,300
Commissions	377	485
Leasing	4,148	3,967
Utilities	2,409	2,475
Resort amenities and other	1,105	990
Total operating revenues	20,039	10,217

OPERATING COSTS AND EXPENSES
Real estate
Cost of sales	1,487	835
Other	546	993
Leasing	1,610	1,683
Utilities	1,774	1,745
Resort amenities and other	686	690
General and administrative	1,677	1,383
Share-based compensation	745	366
Depreciation	1,604	1,744
Pension and other postretirement expenses	229	292
Total operating costs and expenses	10,358	9,731

OPERATING INCOME	9,681	486
Interest expense	(1,944)	(1,667)
NET INCOME (LOSS)	$7,737	$(1,181)
Pension, net of income taxes of $0	632	455
COMPREHENSIVE INCOME (LOSS)	$8,369	$(726)

NET INCOME (LOSS) PER COMMON SHARE
--BASIC AND DILUTED	$0.41	$(0.07)